AGREEMENT FOR SALE OF STOCK OF SOUND CITY, INC.

THIS AGREEMENT FOR SALE OF STOCK ("Agreement"), made the 24th day of January, 2005, by and among

MODERN TECHNOLOGY CORP., a business corporation for profit duly organized and validly existing under the laws of the State of Nevada (hereinafter referred to as "MOTG"), having an address for purposes of this Agreement located at 1420 N. Lamar Blvd., Oxford MS 38655;

SOUND CITY, INC., a business corporation for profit duly organized and validly existing under the laws of the State of New Jersey (hereinafter referred to as "SoundCity"), having an address for purposes of this Agreement located at 45 Indian Lane East, Towaco, New Jersey 07082; and

KAMEL YASSIN ("Kamel") and MERVET YASSIN ("Mervet"; Kamel and Mervet are together referred to as the "Stockholders"), both having an address for purposes of this Agreement located at 45 Indian Lane East, Towaco, New Jersey 07082.

This Agreement contemplates a transaction in which MOTG will acquire the majority of the outstanding capital stock of SoundCity for cash and convertible debt and an option to acquire the remaining minority interest in SoundCity, as hereinafter provided.

R E C I T A L S :

A. SoundCity is engaged in the business of selling and installing consumer electronics products in the audio, video, car, stereo and home theater lines of business.

B. The Stockholders own two hundred (200) shares of voting common stock of SoundCity, constituting all of the issued and outstanding shares of stock of SoundCity.

MOTG desires to purchase, and the Stockholders desire to sell, fifty-one percent (51%) of the outstanding capital stock of SoundCity for cash and convertible debt upon the terms and conditions hereinafter set forth.

MOTG also desires to acquire an option to purchase the remaining forty-nine percent (49%) of the outstanding capital stock of SoundCity as hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

SALE OF MAJORITY STOCK; OPTION TO PURCHASE REMAINING STOCK

1.1. Sale of Majority Stock. At a closing to be held as hereinafter provided for in Article VIII (the "Closing"), the Stockholders will sell to MOTG, and MOTG will purchase from the Stockholders, one hundred two (102) shares of the voting common stock of SoundCity (the "Sold Shares"). Each of the Stockholders will sell fifty-one (51) shares of common stock of SoundCity.

1.2. Consideration for Sold Shares. As the purchase price for the Sold Shares, at the Closing MOTG will pay the Stockholders Two Million and no/100 Dollars ($2,000,000.00), payable as follows:

(a) In cash or by certified check, payable to the order of Kamel, the sum of Six Hundred Thousand and no/100 Dollars ($600,000.00).

(b) In cash or by certified check, payable to the order of Mervet, the sum of Six Hundred Thousand and no/100 Dollars ($600,000.00).

A Promissory Note or Notes of MOTG in the aggregate principal amount of Four Hundred Thousand and no/100 Dollars ($400,000.00) payable to the order of Kamel, in denominations specified by Kamel. Such Promissory Note ("MOTG Note") will be in form attached hereto as Exhibit A or otherwise satisfactory to the Stockholders.

(d) A second MOTG Note or Notes in the aggregate principal amount of Four Hundred Thousand and no/100 Dollars ($400,000.00) payable to the order of Mervet, in denominations specified by Mervet. The MOTG Note payable to Mervet will also be in form attached hereto as Exhibit A or otherwise satisfactory to the Stockholders.

1.3. Option to Purchase Remaining Stock. Following the Stockholders' sale to MOTG of one hundred two (102) shares of common stock of SoundCity, each Stockholder will continue to own forty-nine (49) shares, or a total of ninety-eight (98) shares for both Stockholders in the aggregate (the "Remaining Shares"). The Remaining Shares will constitute forty-nine percent (49%) of the outstanding shares of common stock of SoundCity. The Stockholders grant to MOTG an option to purchase all of the Remaining Shares on the terms and subject to the conditions in this Section 1.3.

The option price for the Remaining Shares is Three Million Five Hundred Thousand Dollars ($3,500,000). The option price will be paid in cash or stock or a combination of cash and stock as reasonably determined by MOTG and the Stockholders. The option price is payable in full upon exercise of the option and delivery to MOTG by the Stockholders or their successors of the Remaining Shares, endorsed by the owners of such Remaining Shares for transfer to MOTG or accompanied by separate stock powers so endorsed.

The option will first become exercisable immediately after the Closing. The option may only be exercised in full; no partial exercise is permitted.

The option will lapse if not fully exercised on or before December 31, 2009.

The option will lapse if there is any default by MOTG or SoundCity in the performance of any obligation to either or both of the Stockholders, including, without limitation, any payment obligation by MOTG under the MOTG Notes and further including any obligation under the employment agreement between Kamel and SoundCity hereinafter described.

The Stockholders will have the right to transfer the Remaining Shares, in whole or in part, to each other or to any other person, provided the transferee acknowledges this option agreement and agrees to be bound by its terms.

If MOTG does not consummate the purchase of the Sold Shares and this Agreement terminates, the option described in this Section 1.3 will lapse and become void for forfeited.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

OF SOUNDCITY AND THE STOCKHOLDERS

SoundCity and the Stockholders hereby represent and warrant to MOTG as follows:

2.1. Organization; Good Standing; Power; and Qualification. SoundCity is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, has all requisite corporate power and authority to own, lease and operate its properties, and to conduct its business as it is now being conducted. SoundCity has no subsidiaries. SoundCity has heretofore delivered to MOTG true and complete copies of its Certificate of Incorporation and By-Laws, as amended to the date hereof.

2.2. Capitalization. The authorized capital stock of SoundCity consists of one thousand (1,000) shares of Common Stock, of which two hundred (200) shares are issued and outstanding and no shares are held by SoundCity as treasury stock

2.3. Options, Etc. SoundCity has no outstanding convertible securities, warrants, options, rights, calls or other commitments of any nature to issue or sell its capital stock. Neither of the Stockholders has entered into any agreement to sell his or her shares, or to grant an option to purchase such shares, to any person other than MOTG pursuant to this Agreement.

2.4. Authority; No Violation, etc. SoundCity has all requisite corporate power to execute, deliver and perform its obligations under this Agreement. The execution and delivery of this Agreement and performance by SoundCity of its obligations hereunder have been duly approved and authorized by all requisite corporate action of SoundCity. This Agreement has been duly executed and delivered by SoundCity and, subject as aforesaid, constitutes the legal, valid and binding agreement of SoundCity, subject to (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization, receivership and other laws relating to or affecting the rights and remedies of creditors generally, and (ii) principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except for matters disclosed in Item 2.4 of the SoundCity Disclosure Schedule, neither the execution and delivery of this Agreement by SoundCity nor compliance by SoundCity with any of the provisions hereof will (a) conflict with or result in a breach of any provision of SoundCity's Certificate of Incorporation, (b) violate, or result with the passage of time in a violation of, or cause a default or acceleration under, or give rise to any right to termination, cancellation or acceleration (whether immediately, or after the giving of notice, or after the passage of time, or a combination thereof) under, or result in the creation of any lien, charge or encumbrance on any assets of SoundCity pursuant to, any of the terms, conditions or provisions of any agreement, instrument or obligation to which SoundCity is a party, or by which it or any of its properties or assets may be bound, or (c) violate any Federal or state statute, rule or regulation or judgment, order, writ, injunction or decree of any Federal or state court, administrative agency or governmental body, in each case applicable to SoundCity or any of its properties or assets, or otherwise require any filing with, or obtaining any permit, authorization, consent or approval of, any Federal, State or local public body, commission or authority.

2.5. Governmental Approvals and Filings. No approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing, registration or compliance with, any governmental or regulatory authority is required in order to consummate the sale of the Sold Shares as contemplated by this Agreement.

2.6. Litigation, etc. Except for matters listed on Item 2.6 of the SoundCity Disclosure Schedule: (a) there are no actions, suits, claims, investigations or proceedings (legal, administrative or arbitrative) pending or, to the best knowledge of SoundCity, threatened, against SoundCity; and (b) there are no existing unsatisfied judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against SoundCity. No petition for bankruptcy, voluntary or involuntary, has been filed by or against SoundCity, SoundCity has not made any assignment for the benefit of its creditors and no receiver has been appointed for SoundCity or its assets.

2.7. Permits, Licenses, etc. Item 2.7 of the SoundCity Disclosure Schedule contains a list of all licenses, permits, orders and approvals issued by any department, commission, agency or other instrumentality of any federal, state, county or local government which pertains to the business conducted by SoundCity.

2.8. Brokers' or Finders' Fees, etc. The Stockholders shall together be responsible for fifty percent (50%) of a finder's fee payable to Seach4.Com, Inc. and RES Holdings Corp. (the "Finders"). The total finder's fee is ten percent (10%) of the consideration to be paid in connection with the transaction. At the Closing, the Stockholders shall together pay or cause to be paid to each of the two Finders 2.5% of the cash portion of the consideration to be received by the Stockholders in connection with the sale of the Sold Shares, and 2.5% of the MOTG Notes to be issued to the Stockholders in connection with the sale of the Sold Shares. The Stockholders may direct such cash be paid directly to such Finder from the closing proceeds, and furthermore may direct that MOTG issue MOTG Notes directly to the respective Finders. Except for such fees due to the Finders, no agent, broker, investment banker, person or firm acting on behalf of the Stockholders or SoundCity or under their authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from MOTG in connection with the transactions contemplated hereby.

2.9. Tax Matters. SoundCity has elected S Corporation classification for Federal corporation income tax purposes and for New Jersey corporation business tax purposes. SoundCity has filed all federal, State and local tax returns (including, but not limited to, returns for state and federal income taxes, sales taxes, use taxes and payroll taxes, and information reports) required to be filed by it, and each such return is complete and accurate in all material respects and was filed on a timely basis. SoundCity has paid all taxes of any nature whatsoever with any related penalties, interest and liabilities (any of the foregoing being referred to herein as a "Tax") that are shown on such tax returns as due and payable on or before the date hereof, other than such Taxes as are being contested in good faith and which are listed in Item 2.9 of the SoundCity Disclosure Schedule. Except as set forth in Item 2.9 of the SoundCity Disclosure Schedule, there are no claims or assessments pending against SoundCity for any alleged deficiency in Tax, and SoundCity does not know of any threatened Tax claims or assessments against it that, in either case, involve amounts either singly or in the aggregate in excess of $10,000.00. SoundCity has never been subject to a sales and use tax examination. SoundCity has never been subject to a payroll tax examination. SoundCity does not treat any workers as independent contractors.

2.10. Ownership of Stock; Stockholders' Authority to Sell. Kamel owns one hundred (100) shares and Mervet owns one hundred (100) shares of the Common Stock of SoundCity. The Stockholders have the legal authority to sell the Sold Shares to MOTG pursuant to this Agreement, free and clear of all liens and encumbrances.

2.11. SoundCity Disclosure Schedule. The SoundCity Disclosure Schedule delivered simultaneously with this Agreement by SoundCity to MOTG (the "SoundCity Disclosure Schedule") is true in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact which is necessary to make the statements contained therein not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MOTG

MOTG hereby represents and warrants to the Stockholders and SoundCity as follows:

3.1. Organization; Good Standing; Power; and Qualification. MOTG is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. MOTG has all requisite corporate power and authority to own, lease and operate its properties, and to conduct its business as it is now being conducted.

3.2. Capitalization. The authorized capital stock of MOTG consists of One Hundred Fifty Million (150,000,000) shares of one class of Common Stock, $0.001 par value per share, of which 14,723,631 shares are issued and outstanding. No shares of any class of stock of MOTG are held by MOTG as treasury stock.

3.3. Options, Etc. MOTG does not have any outstanding convertible securities, warrants, options, rights, calls or other commitments of any nature, except for the commitments described in this Agreement, to issue or sell its capital stock.

3.4. Authority; No Violation, etc. MOTG has all requisite corporate power to execute, deliver and perform its obligations under this Agreement. The execution and delivery of this Agreement and performance by MOTG of its obligations hereunder have been duly approved and authorized by all requisite corporate action of MOTG. This Agreement has been duly executed and delivered by MOTG and constitutes the legal, valid and binding agreement of MOTG, subject to (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization, receivership and other laws relating to or affecting the rights and remedies of creditors generally, and (ii) principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Neither the execution and delivery of this Agreement by MOTG nor compliance by MOTG with any of the provisions hereof will (a) conflict with or result in a breach of any provision of the Certificate of Incorporation of MOTG, (b) violate, or result with the passage of time in a violation of, or cause a default or acceleration under, or give rise to any right to termination, cancellation or acceleration (whether immediately, or after the giving of notice, or after the passage of time, or a combination thereof) under, or result in the creation of any lien, charge or encumbrance on any assets of MOTG pursuant to, any of the terms, conditions or provisions of any agreement, instrument or obligation to which MOTG is a party, or by which it or any of its properties or assets may be bound, or (c) violate any Federal or state statute, rule or regulation or judgment, order, writ, injunction or decree of any Federal or state court, administrative agency or governmental body, in each case applicable to MOTG or any of its properties or assets, or otherwise require any filing with, or obtaining any permit, authorization, consent or approval of, any Federal, State or local public body, commission or authority, except those approvals and authorizations specified in Section 3.5 hereof.

3.5. Governmental Approvals and Filings. Except for obtaining approval of the Securities and Exchange Commission of the registration of MOTG Common Stock issuable upon conversion of an MOTG Note, no approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing, registration or compliance with, any governmental or regulatory authority is required in order to authorize MOTG's purchase of the Sold Shares pursuant to this Agreement or to issue MOTG Common Stock upon exercise of the conversion rights of any holder of an MOTG Note.

3.6. Brokers' or Finders' Fees, etc. In addition to the consideration payable by MOTG to the Stockholders, MOTG shall be responsible for fifty percent (50%) of a finder's fee payable to the Finders (as defined in Section 2.8). MOTG's payment of its share of the finder's fee will not reduce the consideration payable to the Stockholders for the Sold Shares under Section 1.2. At the Closing, MOTG shall pay or cause to be paid to each Finder an amount equal to 2.5% of the aggregate cash portion of the consideration to be paid to the Stockholders in connection with MOTG's purchase of the Sold Shares, and MOTG shall also issue to each Finder an additional MOTG Note in the principal amount of 2.5% of the MOTG Notes to be issued to the Stockholders in connection with such purchase of the Sold Shares. Except for such fees due to the Finders, no agent, broker, investment banker, person or firm acting on behalf of MOTG or under the authority of MOTG is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from the Stockholders or SoundCity in connection with the transactions contemplated hereby.

3.7. Financial Information. MOTG has delivered to SoundCity (a) its audited consolidated statement of financial condition as of June 30, 2004 and 2002 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for such year and related independent accountant's report, and (b) the unaudited financial statements in MOTG's Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2004. The aforementioned audited and unaudited financial statements and report do not contain any untrue statements of material fact or omit to state any material fact necessary in order to make the statements and information contained therein not misleading. Each of the financial statements contained in the aforementioned financial statements and report, with the related notes thereto, (i) is in accordance with the books of MOTG and its subsidiaries, (ii) has been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except if and as otherwise indicated therein and (iii) fairly present the consolidated financial position of MOTG and its subsidiaries at such dates and the results of its operations and the cash flows for the respective periods indicated therein, except, in the case of the unaudited statements, for normal year-end adjustments.

3.8. Absence of Changes. There has been no material adverse change since September 30, 2004 in the assets, properties, business or condition, financial or otherwise, of MOTG and its subsidiaries, taken as a whole.

3.9. Litigation, etc. Except for matters listed on Item 3.9 of the MOTG Disclosure Schedule: (a) there are no actions, suits, claims, investigations or proceedings (legal, administrative or arbitrative) pending or, to the best knowledge of MOTG, threatened, against MOTG or any subsidiary of MOTG, whether at law or in equity, whether civil or criminal in nature or whether before or by any Federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign; and (b) there are no existing unsatisfied judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against MOTG or any subsidiary of MOTG. No petition for bankruptcy, voluntary or involuntary, has been filed by or against MOTG or any subsidiary of MOTG, neither MOTG nor any subsidiary of MOTG has made any assignment for the benefit of its creditors and no receiver has been appointed for MOTG or any subsidiary of MOTG or any of their assets.

3.10. Compliance with Laws. Except as disclosed in Item 3.10 of the MOTG Disclosure Schedule, neither MOTG nor any subsidiary of MOTG is in violation, in any respect material to its business or assets, of any federal, state, county or local law, ordinance, regulation or order applicable to the business conducted by it. MOTG and each subsidiary of MOTG has all licenses, permits, orders and approvals of any governmental or regulatory body which are required for the conduct of the business conducted by it and which, if not held by it, could reasonably be expected to have a material adverse effect upon its business or assets (collectively, "Required Permits"). All such Required Permits are in full force and effect, no violations are or have been reported in respect of any Required Permit and no proceeding is pending, or to the best knowledge of MOTG, threatened, to revoke or limit any such Required Permit.

3.11. Securities Exchange Act of 1934. MOTG has filed all reports required to be filed by it pursuant to the Securities Exchange Act of 1934, as amended, during the 36 months preceding the date of this Agreement, and such reports do not contain any untrue statement of a material fact or omit to state any material fact which is necessary to make the statements contained therein not misleading.

3.12. Undisclosed Liabilities. MOTG does not have any material liabilities (whether matured or unmatured, accrued, absolute or contingent or otherwise) that were not reflected, reserved against, accrued for or otherwise disclosed on MOTG's consolidated statement of financial condition dated as at September 30, 2004.

3.13. Survival. The representations and warranties of MOTG contained in this Article III and in each other document relating to the business, assets, liabilities and prospects of MOTG provided to SoundCity and/or the Stockholders in connection with the contemplated sale of the Sold Shares shall survive the Closing.

ARTICLE IV

COVENANTS

A. Covenants of SoundCity and the Stockholders

4.1. Regular Course of Business. Except as otherwise consented to in writing by MOTG, prior to the Effective Time, SoundCity will carry on its business diligently and in the ordinary course only. Without limiting the generality of the foregoing, SoundCity will use its best efforts to preserve its present business organization intact and preserve the present relationships of SoundCity with persons having business dealings with it. During such period, SoundCity will maintain its books of account, records and files in the ordinary course in accordance with existing practices.

4.2. Restricted Activities and Transactions. Except as otherwise consented to in writing by MOTG, from the date of this Agreement through the Effective Time (as hereinafter defined), SoundCity will not:

(a) amend its Charter or By-Laws;

(b) issue, sell or deliver, or agree to issue, sell or deliver, any shares of any class of capital stock of SoundCity or any securities convertible into any such shares, or any options, warrants, or other rights calling for the issuance, sale or delivery of any such shares or convertible securities;

(c) except in the ordinary course of business (i) borrow, or agree to borrow, any funds or voluntarily incur, assume or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability (absolute or contingent), (ii) cancel or agree to cancel any debts or claims, (iii) distribute, lease, sell or transfer, agree to lease, sell or transfer, or grant or agree to grant any preferential rights to lease or acquire, any of its assets, property or rights, (iv) make or permit any amendment to or termination of any material contract or agreement, license or other right to which it is a party or (v) mortgage or pledge any of its assets, tangible or intangible;

(d) grant any bonus or increase in compensation, other than bonuses or increases given in conformity with past practice;

(e) enter into or make any change in any Employee Benefit Program, except as required by law;

(f) acquire voting securities or any other ownership interest in any corporation, association, joint venture, mutual savings association, partnership, business trust or other business entity, or acquire control or ownership of all or a substantial portion of the assets of any of the foregoing, or merge, consolidate or otherwise combine with any other entity, or acquire any branch of any entity engaged in the business of banking, or directly or indirectly solicit or authorize the solicitation of or enter into any agreement providing for any of the foregoing; or

(g) enter into or agree to enter into any other material agreement or material transaction not in the ordinary course of business.

4.3. Dividends and Distributions; Repurchases. Except as provided in this Agreement or otherwise consented to in writing by MOTG, prior to the Effective Time, SoundCity will not declare or pay any dividend on its capital stock in cash, stock or property, and will not redeem, repurchase or otherwise acquire any shares of its capital stock, except that SoundCity may (a) declare a dividend anytime before Closing and pay a the dividend before or after Closing with the Dividend equal in amount to the estimated taxable income of SoundCity for the taxable year ending December 31, 2004; and (b) declare and pay a dividend, effective April 1, 2005, in the event that the Closing does not occur on or before March 31, 2005, equal in amount to the estimated taxable income of SoundCity for the quarter ending March 31, 2005.

4.4. Advice of Changes. SoundCity will promptly advise MOTG in writing of (i) any event occurring after the date of this Agreement that would render any representation or warranty of SoundCity contained in this Agreement, if made on or as of the date of such event or on or as of the Closing, untrue or inaccurate in any material respect and (ii) any material adverse change in the business of SoundCity.

B. Covenants of MOTG

4.5. Filings, Notices and Financial Statements. During the period commencing on the date hereof and ending on the date on which the Closing occurs, MOTG will deliver to SoundCity MOTG's quarterly reports on Form 10-KSB, Form 10-QSB, Form 8-K, all other SEC filings made by MOTG and all press releases issued by MOTG or any subsidiary of MOTG on the date such filing is made or such press release is issued.

4.6. Releases of the Stockholders from All Guaranteed Obligations. MOTG acknowledges that SoundCity's inventory is encumbered by a first security interest in favor of TransAmerica Finance Company. At or before the Closing MOTG shall deliver to the Stockholders releases signed by all vendors, financing agents and other creditors of SoundCity, including TransAmerica Finance Company, to whom the Stockholders, or either of them, provided personal guarantees of SoundCity's obligations.

4.7. Leases. After the Closing, SoundCity will continue to lease (a) its 12,500 square foot retail store facility at 89 Route 24 East, Denville, New Jersey 07834 from Yassin & Co., LLC, from which SoundCity sells a variety of television, home entertainment, car audio and related accessories and (b) its 33,000 square foot warehouse with offices located at 45 Indian Lane East, Towaco, New Jersey 07082 from the Stockholders or their successor in interest. SoundCity has previously furnished copies of the lease agreements to MOTG. Such leases will continue in effect on the terms set forth therein.

4.8. Financial Assistance to SoundCity; Limitations on Certain Actions. MOTG will make best and reasonable efforts to secure funding for SoundCity to provide for its expansion and growth. As part of such efforts, at the Closing MOTG will contribute $200,000 in cash to the capital of SoundCity to assist it in executing its short-term business plan. After the Closing MOTG will continue to provide financial assistance to SoundCity (also be in the form of additional capital infusions into SoundCity and not as loans or other debt) as is reasonably required and agreed to amongst the parties from time to time. Unless otherwise agreed by the Stockholders, SoundCity will not take any of the following actions, whether in connection with such capital infusions by MOTG or otherwise: (i) amend the Certificate of Incorporation of SoundCity; (ii) issue any additional capital stock of SoundCity; (iii) merge SoundCity into or with MOTG or any other corporation or other entity; (iv) sell its assets except in the ordinary course of business; (v) liquidate its assets or dissolve; (vi) make an assignment for the benefit of creditors; (vi) file or consent to the filing of any application for a receivership or a petition in bankruptcy for reorganization, liquidation or similar proceeding; or (vii) take any other major action that dilutes the equity interest of the Stockholders in SoundCity or otherwise adversely affects the economic interest of the Stockholders in SoundCity. MOTG shall have first right of refusal on SoundCity's required funding that SoundCity may pursue through its own efforts. Neither MOTG nor any other entity will be entitled to charge SoundCity "management fees" or similar charges following the Closing. Following the Closing, MOTG will also provide other assistance to SoundCity in the execution of SoundCity's business plan through providing strategic funding, business development, and market expansion via acquiring existing high end electronic retailers and via creating and aggressively marketing a Sound City franchise program.

4.9. Reservation of Authorized but Unissued Common Stock; Effective Registration of Underlying Common Stock. MOTG will reserve for future issuance, and will maintain available at all times until payment of the Notes, sufficient MOTG Common Stock to be issued upon conversion of the Notes by the Stockholders, their successors and assigns. As soon as is practicable and within a reasonable time, MOTG, at its sole cost and expense, will file a registration statement with the SEC, on SEC Form SB-2 or other applicable registration form, with respect to all of the MOTG Common Stock issuable upon conversion of the Notes. MOTG will thereafter, at its sole cost and expense, actively and diligently pursue the registration until it becomes effective, and will maintain such registration statement in effect as required until the earlier of (a) the date on which the Stockholders have converted all of the Notes to MOTG Common Stock and such shares of Common Stock have been issued in form that is legally tradable by its holders, or (b) the date on which MOTG has fully repaid the Notes in accordance with their terms.

4.10. Potential Spin-Off of SoundCity. MOTG agrees that after the Closing, SoundCity may separate itself from the MOTG portfolio as a stand-alone public company after a reasonable time and pursuant to conditions and capital structure agreed upon by MOTG and Kamel. MOTG agrees to manage and facilitate the regulatory requirements and application for trading on the behalf of SoundCity should SoundCity elect such assistance. Kamel will have the right to participate in both management and additional equity in the contemplated spin-off should that transaction occur.

4.11. Expansion Plans. Following the Closing MOTG and SoundCity will pursue a nationwide expansion plan of SoundCity's model through accretive acquisitions and market expansion through agency relationships with existing or newly established retail locations. MOTG and SoundCity shall pursue this jointly, after the Closing, with the majority benefit of the activity conferred upon SoundCity and the Stockholders.

4.12. Negative Covenants. Except as specifically contemplated by this Agreement, MOTG shall not do, or agree to commit to do, or permit SoundCity or any of MOTG's subsidiaries to do, without the prior written consent of the Stockholders (which consent shall not be unreasonably withheld), any of the following:

(a) willfully take action that would or is likely to (i) adversely affect the ability of either MOTG or SoundCity to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect MOTG's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the sale of the Sold Stock not being satisfied; or

(b) agree in writing or otherwise to do any of the foregoing.

4.13. Breaches and Adverse Developments. MOTG shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or have been known prior to the date hereof) of any of its representations, warranties, covenants or agreements contained or referred to herein, or any other material adverse development affecting MOTG or any subsidiary of MOTG, give prompt written notice thereof to the Stockholders and SoundCity and use its best efforts to prevent or promptly remedy any such breach.

4.14. MOTG Shareholder Approval. Approval of the transactions contemplated by this Agreement by MOTG's shareholders is not required and will not be sought.

ARTICLE V

MUTUAL COVENANTS AND AGREEMENTS

5.1. Expenses. In the event the sale of the Sold Shares is not consummated, MOTG, SoundCity and the Stockholders will each separately bear its or their own expenses incurred in connection with this Agreement or any transaction contemplated hereby, subject to the provisions of Article IX hereof.

5.2. Public Announcements. Recognizing that they each have independent obligations with respect to the dissemination of material information to the public and to their respective shareholders, MOTG and SoundCity will to the maximum extent feasible advise and confer with each other prior to the issuance of any reports, statements or releases (including reports, statements or releases to their respective employees) pertaining to this Agreement. Without limiting the generality of the foregoing, each party will furnish any such proposed report, statement or release to the other party for review and comments prior to issuance.

5.3. Further Assurances. MOTG, SoundCity and the Stockholders agree to execute and deliver such instruments and take such other actions as may be necessary or required in order to consummate the transactions contemplated hereby.

5.4. Employment Agreement Between SoundCity and Kamel. The parties contemplate that Kamel will have a continuing involvement in the growth of SoundCity and MOTG. Kamel's duties will not be limited to the retail electronics sector. His primary responsibility will be to seek and manage strategic acquisitions and growth under the SoundCity model. At or before the Closing, SoundCity will enter into an employment agreement with Kamel, satisfactory in all respects to the parties, that will include the provisions described on Exhibit B attached hereto. The parties do not anticipate that Kamel will become an officer, employee or director of MOTG, and Kamel will not be required to act as an officer or director of MOTG without his consent.

5.5. Access to Records and Properties; Confidentiality.

(a) Each of SoundCity and MOTG shall permit reasonable access to the other party and its agents and representatives, including, without limitation, officers, directors, employees, attorneys, accountants and financial advisors (collectively, "Representatives"), and shall disclose and make available to such other party and its Representatives, its books, papers and records relating to the disclosing party's assets, stock ownership, properties, operations, obligations and liabilities. Neither party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or would contravene any law, rule, regulation, order or judgment, or in the case of the document which is subject to an attorney-client privilege, would compromise the right of the disclosing party to claim that privilege. The parties will use all reasonable efforts to obtain waivers of any such restriction (other than the attorney client privilege) and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) All information furnished by the parties hereto previously in connection with transactions contemplated by this Agreement or pursuant hereto shall be used solely for the purpose of evaluating the transactions contemplated hereby, shall be kept confidential and shall be treated as the sole property of the party delivering the information until consummation of the sale of the Sold Shares contemplated hereby and, if such sale of the Sold Shares shall not occur, each party and each party's Representatives shall return to the other party all documents or other materials containing, reflecting or referring to such information, will not retain any copies of such information, shall keep confidential all such information, and shall not directly or indirectly use such information for any competitive or commercial purposes or any other purpose not expressing permitted hereby. Each party hereto shall inform its Representatives of the terms of this Section 5.5. Any breach of this Section 5.5 by a Representative of a party hereto shall conclusively be deemed to be a breach thereof by such party. In the event that the sale of the Sold Shares contemplated hereby does not occur or this Agreement is terminated, all documents, notes and other writings prepared by a party hereto or its Representatives based on information furnished by the other party, and all other documents and records obtained from another party hereto in connection herewith, shall be promptly destroyed. The obligation to keep such information confidential shall continue for sixty (60) months from the date the proposed sale of the Sold Shares is abandoned but shall not apply to (i) any information which (A) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof to it by the other party; (B) was then generally known to the public other than as a result of a disclosure by any party hereto or its Representatives; (C) became known to the public through no fault of the party receiving such information; or (D) was disclosed to the party receiving such information by a third party not bound by an obligation of confidentiality; or (ii) disclosures in accordance with an order of a court of competent jurisdiction, provided that in the event of any disclosure required by this clause (ii), the disclosing party will give reasonable prior written notice of such disclosure to the other parties and shall not disclose any such information without an opinion of counsel supporting its position that such information must be disclosed.

(c) In addition to all other remedies that may be available to any party hereto in connection with a breach by any other party hereto of its or its Representative's obligations under this Section 5.5, each party hereto shall be entitled to specific performance and injunctive and other equitable relief with respect to this Section 5.5. Each party hereto waives, and agrees to use all reasonable efforts to cause its Representatives to waive, any requirement to secure or post a bond in connection with any such relief.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF MOTG

The obligations of MOTG to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions unless waived by MOTG:

6.1. Representations and Warranties. The representations and warranties of SoundCity and the Stockholders set forth in Article II hereof shall be true and correct in all material respects as of the date of this Agreement and as of the date of the Closing contemplated by Article VIII hereof (the "Closing Date") as though made on and as of the Closing Date.

6.2. Covenants. SoundCity and the Stockholders shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by them prior to the Closing Date.

6.3. Certificate. SoundCity and the Stockholders shall have furnished to MOTG a certificate of the President of SoundCity and the Stockholders in form and substance reasonably satisfactory to MOTG to the effect that (i) their respective representations and warranties contained in Article II of this Agreement are true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made on the date thereof, (ii) SoundCity and the Stockholders have complied with all terms, covenants and provisions of this Agreement required to be performed or complied with by them prior to the Closing Date, and (iii) to the knowledge of SoundCity and the Stockholders, the condition set forth in Section 6.4 is satisfied as of the Closing Date.

6.4. No Governmental or Other Proceeding or Litigation. No order of any court or administrative agency shall be in effect on the Closing Date or on the Effective Time which restrains or prohibits any transaction contemplated hereby or which would limit or otherwise affect in a material respect the operation of SoundCity following consummation of the sale of the Sold Shares; no suit, action, or proceeding by any governmental body or other person or entity, or investigation or inquiry by any governmental body, shall be pending or, in the case of a governmental body, threatened against MOTG or SoundCity which challenges the validity or legality, or seeks to restrain the consummation, of any transaction contemplated hereby or which seeks to limit or otherwise affect the operation of SoundCity following consummation of the sale of the Sold Shares; and no written advice shall have been received by MOTG or SoundCity or their respective counsel from any governmental body, and remain in effect, stating that an action or proceeding will, if the sale of the Sold Shares is consummated or sought to be consummated, be filed seeking to invalidate or restrain said transaction or limit or otherwise affect the operation of SoundCity following consummation of the sale of the Sold Shares.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF SOUNDCITY AND THE STOCKHOLDERS

The obligations of SoundCity and the Stockholders to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions unless waived by SoundCity and the Stockholders:

7.1. Representations and Warranties. The representations and warranties of MOTG set forth in Article III hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

7.2. Covenants. MOTG shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to the Closing Date.

7.3. Certificate. MOTG shall have furnished to SoundCity a certificate of its President or Vice President in form and substance reasonably satisfactory to SoundCity and the Stockholders to the effect that (i) the representations and warranties contained in Article III of this Agreement are true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made on the date thereof, (ii) it has complied with all terms, covenants and provisions of this Agreement required to be performed or complied with by it prior to the Closing Date, and (iii) to the knowledge of MOTG, the condition set forth in Section 7.5 is satisfied as of the Closing Date.

7.4. Opinion of Counsel. The Stockholders and SoundCity shall have received an opinion of Jim Parsons, Esq., counsel to MOTG, dated the date of the Closing and addressed to the Stockholders and SoundCity, in form and substance satisfactory to counsel to the Stockholders, as to the matters set forth in Exhibit C attached hereto. In rendering such opinion, MOTG's counsel may rely upon certificates of officers of MOTG and of public officials as to matters of fact.

7.5. No Governmental or Other Proceeding or Litigation. No order of any court or administrative agency shall be in effect on the Closing Date or on the Effective Time which restrains or prohibits any transaction contemplated hereby or which would limit or otherwise affect in a material respect the operation of SoundCity following consummation of the sale of the Sold Shares; no suit, action, or proceeding by any governmental body or other person or entity, or investigation or inquiry by any governmental body, shall be pending or, in the case of a governmental body, threatened against MOTG or SoundCity which challenges the validity or legality, or seeks to restrain the consummation, of any transaction contemplated hereby or which seeks to limit or otherwise affect the operation of SoundCity following consummation of the sale of the Sold Shares; and no written advice shall have been received by MOTG or SoundCity or their respective counsel from any governmental body, and remain in effect, stating that an action or proceeding will, if the sale of the Sold Shares is consummated or sought to be consummated, be filed seeking to invalidate or restrain said transaction or limit or otherwise the operation of SoundCity following consummation of the sale of the Sold Shares.

ARTICLE VIII

CLOSING

Unless this Agreement shall have been terminated pursuant to a provision of Article IX hereof, subject to the satisfaction or waiver of the conditions set forth in Articles VI and VII hereof, a closing (the "Closing") will be held on or before January 24, 2005, effective for all purposes as of the close of business on January 24, 2005 (the "Effective Time"), at the offices of Williams, Caliri, Miller & Otley, P.C., 1428 Route 23, Wayne, New Jersey. At the Closing: (i) the Stockholders will deliver stock certificates for the Sold Shares, endorsed for transfer to MOTG or accompanied by separate stock powers so endorsed; (ii) MOTG will deliver the cash and MOTG Notes described in Section 1.2 hereof;; (iii) MOTG will deliver to the Stockholders the releases described in Section 4.6 executed by creditors of SoundCity; (iv) SoundCity and Kamel will enter into the employment agreement described in Section 5.4 hereof; (v) the documents referred to in Articles VI and VII hereof will be exchanged by the parties; and (vi) the parties will execute and/or deliver such other documents as may be necessary to carry out the provisions of this Agreement.

ARTICLE IX

TERMINATION

9.1. Termination. This Agreement may be terminated at any time prior to Closing:

(a) by MOTG, by written notice to SoundCity and the Stockholders, if (i) any representation or warranty of SoundCity and the Stockholders set forth in Article II hereof shall not be true and correct in all material respects, (ii) SoundCity or the Stockholders shall breach any covenant or agreement made by any of them herein or (iii) any condition set forth in Article VI hereof shall not have been satisfied by March 31, 2005. Provided, that (x) MOTG may not terminate this Agreement by reason of the failure of a condition set forth in Article VI if the failure of such condition shall be caused by a breach by MOTG of any covenant or agreement made by it herein; (y) MOTG may not terminate this Agreement by reason of a breach of any covenant or agreement made by SoundCity or the Stockholders hereunder unless SoundCity or the Stockholders shall fail to cure such breach within thirty (30) days following a written demand to cure by MOTG; and (z) MOTG may not terminate this Agreement by reason of a breach of any representation or warranty made by SoundCity or the Stockholders in this Agreement unless SoundCity or the Stockholders shall fail to eliminate the matter or condition which makes such representation or warranty untrue, within thirty (30) days following a written demand to cure by MOTG.

(b) by SoundCity or the Stockholders, by written notice to MOTG, if (i) any representation or warranty of MOTG set forth in Article III hereof shall not be true and correct in all material respects, (ii) MOTG shall breach any covenant or agreement made by it herein or (iii) any condition set forth in Article VII hereof shall not have been satisfied by January 31, 2005. Provided, that (x) SoundCity or the Stockholders may not terminate this Agreement by reason of the failure of a condition set forth in Article VII if the failure of such condition shall be caused by a breach by SoundCity or the Stockholders of any covenant or agreement made by it herein; (y) SoundCity or the Stockholders may not terminate this Agreement by reason of a breach of any covenant or agreement made by MOTG hereunder unless MOTG shall fail to cure such breach within thirty (30) days following a written demand to cure by SoundCity or the Stockholders; and (z) SoundCity or the Stockholders may not terminate this Agreement by reason of a breach of any representation or warranty made by MOTG in this Agreement unless MOTG shall fail to eliminate the matter or condition which makes such representation or warranty untrue, within thirty (30) days following a written demand to cure by SoundCity or the Stockholders.

9.2. Liability Upon Termination. If this Agreement is terminated in accordance with Section 9.1, the transactions contemplated hereby shall be abandoned without further action by any party hereto, and the parties shall have no further liabilities or obligations hereunder, except that if MOTG terminates this Agreement other than for a reason described in section 9.1 hereof, MOTG shall be responsible for the legal fees and other expenses of SoundCity and the Stockholders incurred in connection with the negotiation of this transaction and the preparation of this Agreement and related documents.

ARTICLE X

INDEMNIFICATION

10.1. Indemnification. In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of SoundCity (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that such person is or was a director, officer or employee of SoundCity or any of its predecessors, subsidiaries, affiliates or parent corporations (including without limitation MOTG) or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. After the Effective Time SoundCity and MOTG shall indemnify and hold harmless, as and to the full extent permitted by the laws of their respective States of incorporation, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation. In the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with MOTG, and MOTG and SoundCity shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties. MOTG and SoundCity, respectively, shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Article X, upon learning of any such claim, action, suit, proceeding or investigation, shall notify promptly MOTG and SoundCity thereof, provided that the failure to so notify shall not affect the obligations of MOTG and SoundCity under this Article X except to the extent such failure to notify prejudices the indemnifying party. MOTG's and SoundCity's obligations under this Article X continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim ( a "Claim") asserted or made within such period shall continue until the final disposition of such Claim. As between MOTG and SoundCity, MOTG shall be primarily liable for the indemnification obligations under this Section, and SoundCity's indemnification obligation under this Section shall be secondary.

10.2. Directors and Officers Liability Insurance. In the event that Kamel should hereafter become an officer and/or director of MOTG, MOTG shall cause Kamel to be covered by a directors' and officers' liability insurance policy maintained by MOTG at its sole cost and expense that is satisfactory in all respects to Kamel.

10.3. Successors. In the event MOTG or SoundCity or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of MOTG or SoundCity, as the case may be, assume the obligation set forth in this Article X.

10.4. Beneficiaries; Survival. The provisions of this Article X are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives; and the provisions of this Article X will survive the Closing and continue after the Effective Time.

ARTICLE XI

MISCELLANEOUS

11.1. Parties in Interest. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give to any person, firm or corporation other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby, except as specifically provided in this Agreement.

11.2. Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties with respect to its subject matter. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter, except as specifically provided to the contrary herein. This Agreement may be amended or modified only by writing signed by the parties hereto.

11.3. Headings. The article and section and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.4. Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by facsimile transmission and confirmed by first class mail, or mailed by certified mail, return receipt requested and postage prepaid, as follows:

If to MOTG:

Modern Technology Corp.

1420 N. Lamar Blvd.

Oxford, MS 38655

Attention: Mr. Anthony K. Welch, Chairman and CEO

with copy to:

Jim Parson, Esq.

Suite 2070 Skyline Tower

10900 N.E. 4th Avenue

Bellevue WA 98004

If to SoundCity:

Sound City, Inc.

45 Indian Lane East,

Towaco, NJ 07082

Attention: Kamel Yassin, President

with copy to:

William S. Robertson, III, Esq.

Williams, Caliri, Miller & Otley, P.C.

1428 Route 23,

PO Box 995

Wayne, NJ 07474-0995

or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith. If mailed as aforesaid, any such communication shall be deemed to have been given on the third business day following that on which the piece of mail containing such communication is posted; provided that any communication sent by telecopy or telex and confirmed by mail (postage prepaid) shall be deemed to have been given at the time of transmission.

11.5. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

11.6. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to its conflicts of laws provisions. Any disputes regarding the transactions contemplated by this Agreement shall be resolved by the Superior Court of New Jersey in Morris County, New Jersey. The parties hereto consent to the jurisdiction of such Court and to the service of process by certified mail, return receipt requested, at the address provided herein for notices.

11.7. Gender and Number; Person. Any reference expressed in any gender shall be deemed to include each of the other genders, and the singular shall be deemed to include the plural and vice versa, unless the context otherwise requires. The term "person" as used in this Agreement, unless the context otherwise requires, shall include any individual and any corporation, partnership, association, or other entity or group.

11.8. Waivers. Any party to this Agreement may, by written notice to the other parties hereto, waive any provision of this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of any other provision of this Agreement.

11.9. Parties Bound; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party.

[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement for Sale of Stock of Sound City, Inc. to be executed and delivered as of the date first above written.

ATTEST: ________________________________ Anthony Welch , Secretary	MODERN TECHNOLOGY CORP. By:/s/ Anthony Welch Anthony Welch , CEO
ATTEST: ________________________________ Mervet Yassin, Secretary	SOUND CITY, INC. By:/s/ Kamel Yassin Kamel Yassin, President
WITNESS: ________________________________	/s/ Kamel Yassin Kamel Yassin, individually
WITNESS: ________________________________	/s/ Mervet Yassin Mervet Yassin, individually

The undersigned, Chairman and CEO of MOTG, hereby executes this Agreement for Sale of Stock of Sound City, Inc. for the purpose of guaranteeing, in his individual capacity, the obligations of MOTG and SoundCity under Paragraphs 10.1 and 10.2 of the Agreement. The undersigned also represents and warrants to SoundCity and the Stockholders that the undersigned owns approximately ninety percent (90%) of the issued and outstanding shares of stock of MOTG. The undersigned, in his capacity as a shareholder of MOTG, hereby authorizes and approves the consummation of the transactions contemplated by this Agreement.

WITNESS: ________________________________	/s/ Anthony K. Welch Anthony K. Welch, individually

EXHIBIT A

Form of Convertible Note

[TO BE PREPARED IN ACCORDANCE WITH THE FOLLOWING SPECIFICATIONS AND SECTION 1.2(c) and 1.2(d)]

The MOTG Note will include the following provisions:

Due Date. The principal of the MOTG Note will become fully due and payable on December 31, 2006.

Interest Rate. The MOTG Note will bear interest at the rate of five percent (5%) per annum.

Accrual and Payment of Interest. Interest on the MOTG Note will begin to accrue at the Effective Time (as defined in Article VIII). The first interest payment will be payable on June 30, 2005. Thereafter interest will be payable quarterly commencing September 30, 2005.

Default Consequences and Remedies. In the event of nonpayment of any interest payment when due, a late charge of 5% of the payment will become due and payable, the interest rate will increase to ten percent (10%) per annum, the holder of the MOTG Note may elect to accelerate the principal balance due, and MOTG will be responsible for payment of all of the holder's costs of collection, including attorneys fees. If Kamel's salary is not paid within sixty (60) days after the due date, the holders of the MOTG Notes may also declare a default and accelerate the balance due on the Notes.

Negotiability. The MOTG Note will constitute a negotiable instrument.

Unsecured. The MOTG Note will be unsecured and will be subordinate to other claims by creditors contemplated by NIR Group funding but will not be required to be subordinated to the claims of any general unsecured creditors of MOTG.

Multiple Notes. The holder of the MOTG Note will have the right at any time to surrender the MOTG Note in exchange for more than one MOTG Note, provided that the principal amount of all MOTG Notes to be issued in the aggregate must equal the principal amount of the surrendered MOTG Note, and further provided that MOTG shall not be required to issue any one MOTG Note having a principal amount less than Ten Thousand and no/100 Dollars ($10,000.00).

Right to Convert Promissory Notes Into MOTG Voting Stock. At the holder's option , the MOTG Note will be convertible into shares of MOTG Common Stock. A holder of an MOTG Note will have the right to convert the MOTG Note at any time prior to payment of the MOTG Note, whether before or after the maturity date of the MOTG Note, in whole or in part, into shares of Voting Common Stock of MOTG ("MOTG Common Stock") at a discount of thirty-five percent (35%) from the "Market Value" (as defined below) of MOTG Common Stock at the time the holder of the MOTG Note gives MOTG notice of conversion (the "Conversion Notice Date"). Stated differently, for each Dollar of unpaid principal and/or accrued but unpaid interest of the MOTG Note that the holder of the MOTG Note tenders to MOTG for conversion on the Conversion Notice Date, the MOTG Note holder will be entitled to receive the number of shares of MOTG Common Stock that can be purchased at a price equal to sixty-five percent (65%) of the "Market Value" (as defined below) of the MOTG Common Stock on the Conversion Notice Date. For this purpose, the phrase "Market Value" shall mean the mean between the bid and asked prices of the MOTG Common Stock, as quoted on the public securities trading market (Nasdaq Stock Market, Inc., over-the-counter bulletin board, or other applicable securities trading market), for the twenty (20) trading days (counting only days on which an actual trade occurs) preceding the Conversion Notice Date. If there are no actual trades in MOTG Common Stock for an aggregate of twenty (20) trading days during the sixty (60) trading days preceding the Conversion Notice Date, then the holder of the MOTG Note seeking conversion may, in such holder's discretion, use the book value (net asset value) per share of MOTG Common Stock or any other reasonable method for determining the Market Value of the MOTG Common Stock for conversion purposes.

EXHIBIT B

Matters To Be Included in Employment Agreement of Kamel Yassin

The employment agreement between Kamel, as employee, and SoundCity, as employer, will have a term of five (5) years from the date of the Closing.

SoundCity will pay Kamel a base annual salary of Two Hundred Thousand Dollars ($200,000), or an aggregate salary of One Million Dollars ($1,000,000) over the five-year employment term. Such salary will be payable in equal installments in accordance with SoundCity's normal payroll practice, but not less frequently than monthly. In the event MOTG terminates Kamel's employment for any reason other than gross misconduct or other good cause, as that term is commonly understood, such as theft or material dishonesty with respect to SoundCity, then at Kamel's option the remaining amount of the base salary will immediately become due and payable in one lump sum. Such salary is contemplated to be paid from the revenues of SoundCity and related subsidiaries acquired or managed through the efforts of until such time as MOTG can reasonably undertake the expense directly. If these subsidiaries cannot support the salary, it will be accrued. If Kamel's salary is more than sixty (60) days overdue, Kamel may cease working and one-half of the salary for the remainder of the five-year employment period will become immediately due and payable.

Kamel will be provided with continued health and hospitalization insurance coverage for himself and his family. The insurance benefits will be at least as comprehensive as the medical insurance coverage currently in effect through SoundCity. Kamel will also have continued use, at company expense, of the company vehicle or suitable replacement.

Kamel will also be considered for an annual cash bonus based on performance.

Kamel will have the annual right to purchase shares of registered and immediately tradable MOTG Common Stock at a price equal to 65% of such Common Stock's market price on a date determined by Kamel. The annual right will vest and become exercisable at any time after MOTG's gross revenue for a year has been determined, but not later than the date on which such revenue has either been publicly reported or approved by MOTG's independent certified public accountant. Kamel will have the power to transfer such stock purchase right, in whole or in part, at any time. The right for a particular year will lapse if not exercised within ten (10) years after MOTG has notified Kamel that the right has become exercisable with respect to such year. The number of shares of Common Stock covered by this annual right shall be one (1) share for each Dollar represented by five percent (5%) of the gross revenues of MOTG subsidiaries related to Sound City or revenues from businesses managed or acquired through the efforts of Kamel. during the preceding fiscal year. For example, if MOTG's gross revenue for one year is $200,000, then 5% of such gross revenue would be $10,000 and as a result, Kamel would have the right to purchase 10,000 shares with respect to such year at the discounted price described above. Kamel will also receive commissions of one (1) share of MOTG Common Stock for every $50 of gross revenue generated by those businesses managed, acquired or expanded through the efforts of Kamel.

(f) MOTG will pay Kamel a commission of five percent (5%) of the value of all acquisitions submitted by Kamel to MOTG and carried out, directly or indirectly, by MOTG or its subsidiaries, affiliates or principals. The commission shall be determined based upon the total value of all consideration paid for the acquired entity or business. Unless Kamel agrees otherwise in a particular transaction, each commission shall be payable at the time of closing of the acquisition.

Kamel will work from one or both of the current business locations of SoundCity. Kamel will act as President of SoundCity or other executive position. Kamel will not be required to serve as an officer or director of MOTG or to work from another location.

For a period of at least twenty-four (24) months after the Closing, the day-to-day accounting operations of SoundCity will be conducted under Kamel's supervision at SoundCity's current administration office.

Kamel will be entitled to recover costs of collection, including attorneys fees, if the employer's financial obligations to Kamel under the employment agreement are not timely performed.

MOTG will guaranty the performance of SoundCity's financial obligations to Kamel under the employment agreement.

EXHIBIT C

Matters To Be Opined Upon By Counsel To MOTG

1. MOTG is a business corporation organized and validly existing under the laws of the State of Nevada and has all requisite corporate power and authority and all necessary governmental authorizations to own, lease and operate its properties and to conduct its business.

2. MOTG has all requisite corporate power and authority to execute and deliver the Agreement and to perform its obligations thereunder, and the execution, delivery and performance of the Agreement, and the consummation by MOTG of the transactions contemplated thereby, have been duly authorized by all requisite corporate action of MOTG.

4.. The Agreement has been duly executed and delivered by MOTG and, assuming due authorization, execution and delivery thereof by SoundCity, constitutes the legal, valid and binding obligation of MOTG (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general principles of equity).

5. Neither the execution, delivery and performance of the Agreement by MOTG nor the consummation by MOTG of the transactions contemplated by the Agreement, will conflict with, or result in a breach of, any of the terms, conditions or provisions of the Certificate of Incorporation or By-Laws of MOTG.

6. The approval of the shareholders of MOTG is not required as a matter of law to effectuate the transactions contemplated by the Agreement.

Relative to the Common Stock issuable to the holders of the MOTG Notes upon conversion of the MOTG Notes, (i) such Common Stock is validly authorized, (ii) MOTG's Board of Directors has taken all corporate action legally necessary to set aside and reserve such Common Stock for future issuance, and (iii) such Common Stock will, when issued in accordance with the conversion terms of the MOTG Notes, be fully paid and nonassessable provided the consideration is not less than the par value of the MOTG Common Stock.